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                                                                    Exhibit 15.1

May 9, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 9, 2007 on our review of interim financial information of Visteon Corporation (the "Company") for the three month periods ended March 31, 2007 and March 31, 2006 included in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in its Registration Statements on Form S-3 (No. 333-85406) dated April 2, 2002, and Form S-8 (Nos. 333-39756, 333-39758,
333-40202, 333-87794, and 333-115463) dated June 21, 2000, June 21, 2000, June
26, 2000, May 8, 2002, and May 13, 2004, respectively.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP